                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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FORM 5
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               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Zoullas                             Deborah                  A.
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   (Last)                            (First)              (Middle)

160 E. 72nd Street
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                                    (Street)

New York                               NY                   10021
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Armor Holdings, Inc. (AH)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

December 31, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                       2A.                       Securities Acquired (A) or      Securities     ship
                            2          Deemed       3.           Disposed of (D)                 Beneficially   Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            action     Date, if     Code         ------------------------------- at end         (D) or    Indirect
1.                          Date       any          (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year)                     Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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


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Common Stock, par value
$0.01 per share                                                                                      None
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

*    If the form is filed by more than one reporting person, See Instruction
     4(b)(v).
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FORM 5 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      action   Date, if Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  Date     any      (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)              (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock Options $13.98 7/15/02             A      30,000          (1)    7/15/12  Common    30,000          30,000       D
(Right to Buy)                                                                   Stock
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
(1) Options to purchase 10,000 shares become exercisable on each of July 15, 2003, July 15, 2004 and July 15, 2005.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Deborah A. Zoullas                                      February 6, 2003
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      **Signature of Reporting Person                             Date